Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
GameStop Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Title of Each Class of Securities to be Registered	Fee Calculation or Carry Forward Rule	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.001 per share	457(g)	59,153,963(2)	$32.00	$1,892,926,816.00	$0.00013810	$261,413.19
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$1,892,926,816.00		$261,413.19
	Total Fees Previously Paid					—		—
	Total Fee Offsets					—		—
	Net Fee Due							$261,413.19
(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities as may be issued pursuant to anti-dilution adjustments resulting from share splits, share dividends, distributions or similar transactions.
(2)    Represents 59,153,963 shares of Class A Common Stock, par value $0.001 per share (the “Common Stock”), issuable upon the exercise of warrants distributed by the Registrant for no consideration on October 7, 2025.
(3)    The price per share is based upon the exercise price per share of Common Stock.